RESOLVED, that the Corporation issue up to 350,000 shares of its common stock to its employees, directors, consultants and advisors for services rendered from time to time;

                  FURTHER RESOLVED, that the issuance of such shares be referred to as the Corporation's 1996 Stock Compensation Plan; and

                  FURTHER RESOLVED, that the Corporation register the shares issuable or issued under the 1996 Stock Compensation Plan on a Registration Statement on Form S-8; and

                  RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized to do or cause to be done, all such acts and things and to make, execute and deliver, or cause to be made, executed and delivered, in the name of and on behalf of the Corporation all such agreements, instruments and certificates as such officer and officers may deem necessary, advisable or appropriate to effectuate or carry out the purpose and intent of the foregoing resolutions and to perform the obligations of the Corporation thereunder, such officer or officers' execution of the same to be conclusive evidence of the exercise of the discretionary authority herein conferred.